EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 09/28/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	2.12%	8.70%	6.99%
Class B Units	2.10%	8.63%	6.31%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED SEPTEMBER 28, 2007

The Grant Park Futures Fund posted trading gains during the final week of the third-quarter.  Positions in the currency, soft/agricultural commodities and metals sectors posted a majority of gains.  Losses came primarily from the energy sector.

Long positions in the currency sector were profitable as the U.S. dollar continued to slide lower relative to most of its major trading partners.  The euro reached all-time highs against the greenback, pushing past the $1.42 level for the first time ever after weak economic data on U.S. home sales and consumer confidence gave investors reason to believe that the U.S. Federal Reserve could implement another round of interest rate cuts.  Short positions in the U.S. dollar index posted gains as the contract fell to its lowest levels since 1973. Long positions also benefited as the Canadian dollar moved above parity with the U.S. dollar for the first time in 31 years, strengthened by rising commodity prices and the prospect of lower interest rates in the U.S.

The weakness in the dollar spurred further buying in the gold market, benefiting long positions in the metals sector.  October gold on COMEX recorded a new 27-year high of $745.20 per ounce before settling the week at $742.80 on some late session profit taking.  The recent spike in energy prices also contributed to higher gold prices, analysts said.  Long positions in the platinum market also resulted in gains.

Wheat prices continued to post record highs during the week, closing 65 cents better than last week after the USDA lowered its forecast for this year’s crop production to a little over 2 billion bushels and also lowered estimates for wheat stocks on hand.  The December wheat contract on the CBOT settled the week at $9.39 per bushel.  Long positions in the soybean complex also reported gains.

Lastly, positions in the energy sector sustained slight losses during the week.  Long positions in unleaded gasoline and heating oil lost some ground after prices settled slightly lower on late-week profit taking.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE.  HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com